Exhibit 8(c)

                                    AMENDMENT
                                       TO
                        ADMINISTRATIVE SERVICES AGREEMENT

The Administrative Services Agreement between AAL Capital Management Corporation and Aid Association for Lutheran, effective August 28, 1996, amended effective November 19, 1997, is hereby amended effective September 1, 1998 , as follows:

Schedule C attached to the Administrative Services Agreement is amended to change the annual rate for the International Stock Portfolio to $40,000 per year. Schedule C is attached hereto.

The Fund Performance Standards have been updated to reflect changes in AAL departmental titles. The 1998-1999 Fund Performance Standards is attached hereto.

IN WITNESS WHEREOF the parties have caused this Amendment to be signed by the respective officers effective September 1, 1998.

ATTEST:                                      AAL CAPITAL MANAGEMENT CORPORATION


By: ______________________________           By: _______________________________
    Robert G. Same, Secretary                    Ronald G. Anderson, President



ATTEST:                                      AID ASSOCATION FOR LUTHERANS


By: _____________________________            By: _______________________________
    Woodrow E. Eno, Senior Vice                   John O. Gilbert, President and
    President, General Counsel and                Chief Executive Officer
    Secretary


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                                   SCHEDULE C

Contract Price
Accounting/Pricing Fee Schedule

Pursuant to Section 2.1, the "Contract Price" shall be determined annually. For the year beginning September 1, 1998 the annual rate will be Thirty-Five
Thousand dollars ($35,000) for each Portfolio except the International Stock Portfolio. The annual rate will be Forty Thousand dollars ($40,000) for the International Stock Portfolio.



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1998-1999 FUND ACCOUNTING PERFORMANCE STANDARDS

The following is a listing of the fund accounting activities performed on a daily or periodic basis by AAL Capital Management Corporation, that will be specifically identified to measure the quality and timeliness of the fund accounting services provided to AAL by AALCMC pursuant to the Administrative Services Agreement between the parties dated August 28, 1996.

Daily:

1. Supply the daily cash availability report to the AAL Investment Department in good form by 8:30 A.M. CST each business day.

2.   Meet  all  industry  and  SEC  guidelines  and  standards  related  to:
     A.  Accounting  for the daily  portfolio  trading  activities.
     B.  Update the general ledger accounts for each portfolio.

3. Supply the NAV proof report to AAL Variable Products Accounting by 8:00 A.M. the next business day.

4.   Obtain the daily fund prices in a timely manner from IDC, by 4:00 P.M.

5.   Calculate an accurate daily fund NAV by 4:30 P.M. each business day.

6. Communicate each fund's NAV to AAL Variable Products Accounting prior to 5:00 P.M. each business day.

Periodic:

1.   Supply  the  month-end  trial  balances  and the two sets of the  Portfolio
     Analysis for each fund to AAL Variable Products Accounting by the first business day of the following month.

2.   Supply  the   Semi-Annual   and  Annual   financial   statements  and  each
     corresponding schedule of investments for all the funds by the fifteenth day of the following month.

3. Supply the monthly SEC Yield Calculation for the Bond, Balanced and High Yield Bond portfolios to AAL Variable Products Accounting by the first business day of the next month.

4. Supply the weekly Money Market portfolio amortized cost versus market value analysis report to AAL Variable Products Accounting by the next business day.

5.   Supply other accounting information to AAL as requested in a timely manner.